WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.






EXHIBIT 11 --  COMPUTATION OF PER           Three        Three
SHARE EARNINGS                             Months        Months
                                            Ended        Ended
                                         Mar 31 1995   Mar 31 1994

PRIMARY
Average common shares and equivalents      7,388,334    5,636,377
outstanding

Net effect of dilutive common stock
equivalents -- based on the treasury
stock method using average market
price                                        (A)          (B)



   TOTAL                                   7,388,334    5,636,377



NET INCOME                              $   (392,968) $  (309,956)

Adjustment to Income Applicable to
Common Stock                                 673,219            0

Less preferred stock dividend
requirements                                 (87,824)    (276,944)


NET INCOME (LOSS) APPLICABLE TO COMMON  $    192,427  $  (586,900)
STOCK
PER SHARE AMOUNT                        $       0.03  $     (0.10)



FULLY DILUTED
Average common shares and equivalents
outstanding                                7,388,334    5,636,377

Net effect of dilutive common stock
equivalents --
based on the treasury stock method
using the year end
market price, if higher than average
market price                                     (A)          (A)

Assumed conversion of Series E, F and
G convertible preferred shares             5,671,747    4,232,804


Assumed conversion of $1.20 cumulative
convertible preferred shares                       0      835,000


TOTAL                                     13,122,785   10,704,181



NET INCOME (LOSS)                       $   (392,968) $  (309,956)

Adjustment to Income Applicable to
Common Stock - $1.20 Preferred               673,219          -0-

Adjustment to Income Applicable to
Common Stock - Series E,F,& G
Previously Accreted Dividends              1,380,853      761,128



FULLY DILUTED NET INCOME                $  1,661,104  $   451,172



PER SHARE AMOUNT                        $       0.13  $      0.04



(A) Less than 3%.
(B) The effects of conversions of common stock equivalents to common stock and conversion ofpreferred shares to common stock are anti-dilutive to the earnings per share calculations.


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